                                                                    EXHIBIT 3.49

                            ARTICLES OF INCORPORATION

                                       OF

                         FORT LAUDERDALE HOSPITAL, INC.

      The undersigned incorporator, for the purpose of forming a corporation under the Florida Business Corporation Act, hereby adopts the following Articles of Incorporation.

      Article I: The name of the corporation is Fort Lauderdale Hospital, Inc. (hereinafter referred to as the "Corporation").

      Article II: The principal place of business and mailing address of this Corporation is 113 Seaboard Lane, Suite C-100, Franklin, Tennessee 37067.

      Article III: The number of shares of stock that the Corporation is authorized to have outstanding at any one time is one thousand (1,000), all of which are without par value and classified as Common shares.

      Article IV: The name and address of the initial registered agent of the Corporation is NRAI Services, Inc., 526 East Park Avenue, Tallahassee, Florida 32301.

      The written acceptance of the initial registered agent, as required by the provisions of Section 607.0501(3) of the Florida Business Corporation Act, is set forth following the signature of the incorporator and is made a part hereof.

      Article V: The name and street address of the incorporator to these Articles of Incorporation is:

     NAME                            ADDRESS
---------------   ----------------------------------------------
Greg Giffen,Esq.  Harwell Howard Hyne Gabbert & Manner, P.C.
                  315 Deaderick Street, Suite 1800
                  Nashville, Tennessee 37238-1800

      Article VI: The names, street addresses and titles of the initial officers and directors of the Corporation are:

     NAME                     ADDRESS                           TITLE
     ----                     -------                           ------
Joey A. Jacobs    113 Seaboard Lane, Suite C-100    President and Director
                  Franklin, Tennessee 37067

Steven T. Davidson  113 Seaboard Lane, Suite C-100  Vice President, Secretary and
                    Franklin, Tennessee 37067       Director

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      Article VII: No holder of any of the shares of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of any class which the Corporation may issue or sell, whether or not such shares are exchangeable for any shares of the Corporation of any other class or classes, and whether such shares are issued out of the number of shares authorized by the Articles of Incorporation of the Corporation as originally filed, or by any amendment thereof, or out of shares of the Corporation acquired by it after the issue thereof; nor shall any holder of any of the shares of the Corporation, as such holder, have any right to purchase or subscribe for any obligations which the Corporation may issue or sell that shall be convertible into, or exchangeable for, any shares of the Corporation of any class or classes, or to which shall be attached or shall appertain to any warrant or warrants or other instrument or instruments that shall confer upon the holder thereof the right to subscribe for, or purchase from the Corporation any shares of any class or classes.

      Article VIII: The period of duration of the Corporation is perpetual.

      Article IX: The Corporation shall, to the fullest extent legally permissible under the provisions of the Florida Business Corporation Act, as the same may be amended and supplemented, indemnify and hold harmless any and all persons whom it shall have power to indemnify under said provisions from and against any and all liabilities (including expenses) imposed upon or reasonably incurred by him in connection with any action, suit or other proceeding in which he may be involved or with which he may be threatened, or other matters referred to in or covered by said provisions both as to action in his official capacity and as to action in any other capacity while holding such office, and shall continue as to a person who has ceased to be a director or officer of the Corporation. Such indemnification provided shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, Agreement or Resolution adopted by the shareholders entitled to vote thereon after notice.

      The undersigned incorporator has executed these Articles of Incorporation this 30th day of March, 2004.

                                        /s/ Greg Giffen
                                        ----------------------------------------
                                        Greg Giffen, Incorporator

      Having been named as registered agent and to accept service of process for the above stated corporation at the place designated in these Articles of Incorporation, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

                                        NRAI SERVICES, INC.

                                        By:/s/ Charles Coyle
                                           ------------------------------------
                                        Charles Coyle -- Assistant Secretary

                                        Date: March 31, 2004

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